Flint Telecom Group, Inc. Human Resources 303 Park Ave. S., Suite 1420 New York, NY 10010

October 6, 2008

Christopher Knight
1 West St.
New York, NY 10004

Dear Christopher,

We are happy to make you this offer of employment at Flint Telecom Group, Inc. under the following terms and conditions, with a start date of October 6, 2008.  This letter supersedes any prior discussions between us concerning the following terms and conditions.

Your job title will be Chief Information Officer (CIO). You will report to Vincent Browne, CEO.  Your salary as an exempt employee will be two hundred forty thousand dollars ($240,000) per year, $20,000 to be paid monthly in arrears, or on a more frequent basis at the discretion of Flint, and subject to normal withholdings.   Subject to the receipt of appropriate back-up documentation, the Company shall pay, up to a maximum of $7,500 per month, towards your rent for an apartment located in New York City.  This monthly rental allowance is conditional upon up to two Company employees at any one time being allowed to stay in the apartment at any time during Company business trips. You are also eligible to receive an annual bonus of up to $240,000, based on Company performance and to be further defined by Mr. Browne and approved by the Company’s Board of Directors.

We will also issue to you 2,660,000 shares of unvested restricted common stock.  These shares shall vest over a four-year period, such that 25% of the shares shall vest at your one year anniversary with the Company, and the remaining portion shall vest quarterly thereafter, so that 100% shall be vested as of your fourth annual anniversary with the Company.   You agree and acknowledge that none of these common shares acquired are, and may never be, registered under the Securities Act of 1933 or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and federal securities laws.

You will receive two weeks of paid vacation per year, 5 paid sick days per year, and paid holidays as per the Company plan. You will be entitled to receive additional Flint benefits made available to other employees to the full extent of your eligibility, such as healthcare, dental and vision insurance, and in a 401k retirement program, if and when these additional benefits become available. Subject to the receipt of appropriate back-up documentation, Flint will reimburse you for customary, reasonable and pre-approved business expenses.  All expenses are processed in accordance with the Company’s expense policies.

In accepting employment with Flint, you will be required to sign an Employee Confidentiality Agreement affirming your commitment to maintain the strictest confidence with respect to Flint’s confidential information, and to refrain from the improper use or disclosure of any proprietary information, or trade secrets of your former employer(s).  It is also understood and agreed that in consideration of your employment you will devote your best efforts and full time attention to the business of the Company.

Your offer is further contingent upon completion of Flint’s employment process, which set forth-specific terms and conditions of your employment, and presumes positive completion of your reference and background checks.

Flint Telecom Group, Inc. Human Resources 303 Park Ave. S., Suite 1420 New York, NY 10010

Flint is an "at-will" employer, conforming to the laws of the State of New York, which means employment may be terminated by either party at any time, for any reason. The terms and conditions set forth in the Flint employee handbook, as well as this letter, represent the entire understanding and sole agreement between you and Flint. No prior promises, other representations or understanding relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter and attachments. No one, except the CEO of Flint has authority to modify the matters set forth here. Notwithstanding the foregoing, you and the Company each agree to give to the other thirty days prior notice should employment be terminated by the noticing party at any time, for any reason.

Arbitration:  The following claims are covered by this arbitration provision (“Arbitrable Claims”):  any and all claims for wages or other compensation; any and all contract or tort claims; any and all claims arising from or related to your employment or the termination of your employment with Company; and any and all claims for discrimination or harassment under any local, state or federal common or statutory law, based on race, color, sex, religion, national origin, ancestry, age, marital status, medical condition, physical or mental disability, sexual orientation or any other protected characteristic.  You and Company agree to settle by final and binding arbitration all such Arbitrable Claims that Company may have against you or that you may have against Company or against any of its related entities, or against any then current or former officer, director, employee or agent of Company, in their capacity as such or otherwise.  If this arbitration provision is held to be void or unenforceable with respect to a particular claim or class of claims, that fact shall not affect the validity or enforceability of the arbitration provisions with respect to any other claim or class of claims.  YOU AND COMPANY ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, YOU AND COMPANY HAVE VOLUNTARILY ELECTED TO ARBITRATE ALL ARBITRABLE CLAIMS RATHER THAN LITIGATE THEM IN A JUDICIAL FORUM AND THAT YOU AND COMPANY ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

All Arbitrable Claims shall be settled by final and binding arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association (“AAA”) in effect at the time the demand for arbitration is made.  Such arbitration shall be filed with the AAA and shall be heard in New York, NY.  The arbitrator shall apply, as applicable, federal or New York substantive law and law of remedies.  A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Either you or Company may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this arbitration provision, to obtain preliminary relief in support of claims to be prosecuted in arbitration or to enforce an arbitration award.

In accordance with the requirements of the Immigration Reform and Control Act of 1896, you will be required to provide verification of your identity and legal right to work in the United States. Flint will be asking for this documentation on your first day of work and it must be provided no later than three (3) business days of your date of hire.

Please sign and date this letter indicating your acceptance and start date, and return it to Flint.  This offer of employment is valid for three working days from the date of this letter, unless other arrangements are made. Thank you for your confidence in Flint. We hope that you will find working here a rewarding experience.  We look forward to having you join the Flint team.

Sincerely,

FLINT TELECOM GROUP, INC.

Vincent Browne Chief Executive Officer Cc: Mr. Nick Scott	Accepted: Christopher Knight Start Date: October 6, 2008